Exhibit 5.1

November 5, 2025

MultiSensor AI Holdings, Inc.

2105 West Cardinal Drive

Beaumont, TX 77705

Ladies and Gentlemen:

We have acted as counsel to MultiSensor AI Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”), of the Company’s prospectus supplement, dated November 4, 2025 (the “Prospectus Supplement”), forming part of the registration statement on Form S-3, initially filed by the Company with the Commission on January 23, 2025, and declared effective on January 30, 2025 (the “Registration Statement”). The Prospectus Supplement relates to the offering and sale of (i) 4,595,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 6,100,000 shares of Common Stock and (iii) the shares of Common Stock underlying the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”, and together with the Shares and the Pre-Funded Warrants, the “Securities”) pursuant to that certain Common Stock Purchase Agreement, dated November 4, 2025, by and among the Company and each purchaser identified on the signature pages thereto (the “Common Stock Purchase Agreement”).

For purposes of the opinion we express below, we have examined originals, or copies certified or otherwise identified, of (i) the Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Second Amended and Restated Bylaws (the “Bylaws”) of the Company, each as amended and/or restated as of the date hereof; (ii) certain resolutions of the Board of Directors of the Company approving the filing of the Registration Statement and Base Prospectus (as defined below) and certain other matters set forth therein; (iii) certain resolutions of the Board of Directors of the Company related to the filing of the Prospectus Supplement, the authorization and issuance of the Securities and related matters; (iv) the Registration Statement and all exhibits thereto; (v) the Prospectus Supplement and the prospectus included in the Registration Statement dated January 30, 2025 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”); (vi) the Common Stock Purchase Agreement; (vii) a certificate executed by an officer of the Company, dated as of the date hereof; and (viii) such other corporate records of the Company, as we have deemed necessary or appropriate for the purposes of the opinions hereafter expressed.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

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The enforceability of the Pre-Funded Warrants is subject to the effects of (i) applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or similar laws and court decisions of general application (including, without limitation, statutory or other laws regarding fraudulent or preferential transfers) now or hereafter in effect relating to or affecting the rights or remedies of creditors generally, (ii) general equity principles (regardless of whether enforcement is sought in a proceeding in equity or law), (iii) obligations of good faith and fair dealing under New York law, (iv) provisions purporting to make a guarantor primarily liable rather than as a surety and (v) other commonly-recognized statutory and judicial constraints on enforceability, including statutes of limitation, the potential unavailability of specific performance and other equitable remedies, limitations on rights to indemnification that contravene law or public policy and the effectiveness of waivers of rights or benefits that cannot be effectively waived under applicable law.

Based upon the foregoing and subject to the qualifications stated herein, it is our opinion that the Pre-Funded Warrants constitute valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms.

We have also assumed that, at the time of the issuance of the Securities: (i) the resolutions of the Board of Directors of the Company referred to above will not have been modified or rescinded, (ii) the Company will receive consideration for the issuance of the Securities as set forth in the Common Stock Purchase Agreement which shall be at least equal to the par value of the Common Stock and (iii) all requirements of the General Corporation Law of the State of Delaware (the “DGCL”), the Certificate of Incorporation and the Bylaws will be complied with when the Securities are issued.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Shares, upon payment and delivery in accordance with the Common Stock Purchase Agreement, will be validly issued, fully paid and non-assessable.

2.	The Pre-Funded Warrants constitute valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms.

3.	The Pre-Funded Warrants have been duly executed by the Company and delivered to and paid for by the investors pursuant to the terms of the Common Stock Purchase Agreement, and when the Pre-Funded Warrant Shares have been issued and delivered in accordance with the terms of the Pre-Funded Warrants, the Pre-Funded Warrant Shares will be validly issued, fully paid and non-assessable

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission. We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus on the date hereof constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur. The opinions expressed herein are limited exclusively to the DGCL and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction.

Very truly yours,

/s/ Haynes and Boone, LLP

HAYNES AND BOONE, LLP